EXHIBIT 10.38

                           ASSET PURCHASE AGREEMENT

                                BY AND BETWEEN

                       DAWSON PRODUCTION PARTNERS, L.P.,
                        A DELAWARE LIMITED PARTNERSHIP
                                 ("PURCHASER")

                       DAWSON PRODUCTION SERVICES, INC.
                              A TEXAS CORPORATION
                                    ("DPS")

                                      AND

                          HELLUMS SERVICES II, INC.
                      SUPERIOR COMPLETION SERVICES, INC.
                          SOUTH TEXAS DISPOSAL, INC.
                                ELSIK II, INC.,
                            ALL TEXAS CORPORATIONS
                                 ("SELLERS"),

                                      AND

                               ROGER D. HELLUMS
                            CHARLES C. FORBES, JR.
                             ROBERT W. RADLE, JR.
                               RONALD D. BRIEDEN
                                 JOHN E. CRISP
                                CHARLES TALLEY
                                      AND
                                JAMES J. ACKER
                          (THE "SELLER SHAREHOLDERS")

                                AUGUST 14, 1998


            THIS AGREEMENT CONTAINS IMPORTANT INDEMNITY PROVISIONS.
                         SEE PARTICULARLY ARTICLE VI.
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                               TABLE OF CONTENTS
                                                                          PAGE

ARTICLE I - PURCHASE AND SALE................................................1
      1.1   Agreement to Sell................................................1
            (a)   Included Assets............................................2
            (b)   Excluded Assets............................................3
      1.2   Agreement to Purchase............................................3
      1.3   The Purchase Price; Tax Basis....................................3
      1.4   Assumption of Liabilities........................................4
      1.5   Prorations.......................................................4
      1.6   Transfer Taxes; Recording Fees...................................5

ARTICLE II - CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS
             AND FURTHER ASSURANCES..........................................5
      2.1   Closing..........................................................5
      2.2   Items to be Delivered at Closing.................................6
      2.3   Release of Liens.................................................7
      2.4   Third Party Consents.............................................7
      2.5   Further Assurances...............................................7
      2.6   No Equitable Conversion..........................................8

ARTICLE III - REPRESENTATIONS AND WARRANTIES.................................8
      3.1   Representations and Warranties of Seller.........................8
            (a)   Corporate Existence........................................8
            (b)   Corporate Power; Authorization; Enforceable Obligations....8
            (c)   Validity of Contemplated Transactions, Etc.................8
            (d)   No Third Party Options.....................................9
            (e)   Financial Statements.......................................9
            (f)   Taxes; Tax and Other Returns and Reports..................10
            (g)   Books of Account..........................................10
            (h)   Existing Condition. ......................................10
            (i)   Title to Properties.......................................11
            (j)   Compliance with Laws; Authorizations......................11
            (k)   Transactions With Affiliates..............................11
            (l)   Litigation................................................12
            (m)   Equipment.................................................12
            (n)   Contracts and Commitments.................................12
            (o)   Environmental Matters.....................................13
            (p)   Availability of Documents.................................15
            (q)   Assets....................................................16
            (r)   Restrictions..............................................16
            (s)   Conditions Affecting Seller...............................16
            (t)   Employee Benefit Plans....................................16
            (u)   Personnel.................................................17
            (v)   Legal Compliance; Undisclosed Liabilities.................18

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            (w)   Inventory.................................................18
            (x)   Warranty..................................................18
            (y)   Investment................................................18
            (z)   Disclosure................................................19
      3.2   Representations and Warranties of Purchaser.....................19
            (a)   Partnership...............................................19
            (b)   Power and Authorization...................................19
            (c)   Noncontravention..........................................19
      3.3   Survival........................................................19

ARTICLE IV - AGREEMENTS PENDING CLOSING.....................................20
      4.1   Agreements of Seller Pending the Closing........................20
            (a)   Business in the Ordinary Course...........................20
            (b)   Conduct of Business.......................................20
            (c)   Exclusive Dealing.........................................20
            (d)   Access....................................................20
            (e)   Press Release.............................................21
            (f)   Actions of Directors and Shareholders.....................21
            (g)   Employee Matters.  .......................................21
            (h)   Actions of Seller.........................................21
      4.2   Agreements of Purchaser Pending the Closing.....................21
            (a)   Press Release.............................................21
            (b)   Actions of Directors of Purchaser.........................22
            (c)   Actions of Purchaser......................................22

ARTICLE V - CONDITIONS PRECEDENT TO THE CLOSING.............................22
      5.1   Conditions Precedent to Purchaser's Obligations.................22
            (a)   Representations and Warranties True as of the Closing Date22
            (b)   Compliance with this Agreement............................22
            (c)   Closing Certificate.......................................22
            (d)   Opinion of Counsel for Seller.............................22
            (e)   No Threatened or Pending Litigation.......................22
            (f)   Consents and Approvals....................................23
            (g)   Material Adverse Changes..................................23
            (h)   Approval of Counsel; Corporate Matters....................23
            (i)   Physical Inventory........................................23
            (j)   Employment Contracts......................................23
            (k)   SWD Lease.................................................23
            (l)   Frac Tanks................................................23
      5.2   Conditions Precedent to the Obligations of Seller...............23
            (a)   Representations and Warranties True as of the Closing Date23
            (b)   Compliance with this Agreement............................24
            (c)   Closing Certificates......................................24
            (d)   No Threatened or Pending Litigation.......................24
            (e)   Consent of Shareholders...................................24


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ARTICLE VI - INDEMNIFICATION................................................24
      6.1   Definitions.....................................................24
      6.2   Indemnification by Seller and the Seller Shareholders...........24
      6.3   Indemnification by Purchaser....................................25
      6.4   Procedure.......................................................26
      6.5   Payment and Offset..............................................26
      6.6   Failure to Pay Indemnification..................................27
      6.7   Express Negligence..............................................27
      6.8   Other Rights and Remedies Not Affected..........................27

ARTICLE VII - POST CLOSING MATTERS..........................................27
      7.1   Arbitration.....................................................27
            (a)   Negotiation Period........................................27
            (b)   Commencement of Arbitration...............................27
            (c)   Consolidation of Hearings. ...............................28
            (d)   Discovery.................................................28
            (e)   Conclusion of Arbitration.................................28
            (f)   Expenses of Arbitrators. .................................28
      7.2   Discharge of Business Obligations...............................28
      7.3   Maintenance of Books and Records................................28
      7.4   Payments Received...............................................29
      7.5   Inquiries.......................................................29
      7.6   Covenant Not to Compete.........................................29
      7.7   Transition Period...............................................30
            (a)   Collections...............................................30
            (b)   Accounting................................................30
            (c)   Licenses and Permits......................................30
      7.8   Accounting Records..............................................30
      7.9   Nondisclosure of Proprietary Information........................30
      7.10  Contact with Former Employees...................................31
      7.11  Registration of Buyer Common Stock..............................31
            (a)   Registration Obligation...................................31
            (b)   Blue Sky..................................................31
            (c)   Suspension Period.........................................31
            (d)   Registration Expenses.....................................31
      7.12  Health Insurance................................................31

ARTICLE VIII - TERMINATION..................................................32
      8.1   Events of Termination...........................................32
      8.2   Liability Upon Termination......................................32
      8.3   Notice of Termination...........................................32

ARTICLE IX - MISCELLANEOUS..................................................32
      9.1   Finders' Fees...................................................32
      9.2   Expenses........................................................33
      9.3   Assignment and Binding Effect...................................33

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      9.4   Notices.........................................................33
      9.5   Governing Law...................................................34
      9.6   No Benefit to Others............................................34
      9.7   Entire Agreement................................................34
      9.8   Headings........................................................34
      9.9   Severability....................................................34
      9.10  Counterparts....................................................34
      9.11  Construction....................................................35
      9.12  Waiver..........................................................35
      9.13  Specific Performance............................................35
      9.14  Submission to Jurisdiction......................................35
      9.15  Good Faith......................................................35
      9.16  Attorneys' Fees.................................................35


DEFINITIONS:

The definition of "AFFECTED EMPLOYEES" can be found in Section 3.1(t).
The definition of "AGREEMENT" can be found on page 1.
The definition of "ASSETS" can be found in Section 1.1.
The definition of "ASSIGNED CONTRACTS" can be found in Section 1.1(a)(i).
The definition of "ASSUMED LIABILITIES" can be found in Section 1.4(a).
The definition of "AUTHORIZATIONS" can be found in Section 3.1(j).
The definition of "BUSINESS" can be found on page 1.
The definition of "CLOSING" can be found in Section 2.1.
The definition of "CLOSING DATE" can be found in Section 2.1.
The definition of "CONTAMINATION" can be found in Section 3.1(o)(i)(A).
The definition of "CONTRACTS" can be found in Section 3.1(c)(iv).
The definition of "DAMAGES" can be found in Section 6.2.
The definition of "DISPUTE NOTICE" can be found in Section 7.1(a).
The definition of "EFFECTIVE DATE" can be found on page 1.
The definition of "EMPLOYEE BENEFIT PLAN" can be found in Section 3.1(t)(i). The definition of "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" can be found in
  Section 3.1(o)(i)(B).
The definition of "ENVIRONMENTAL LOSS" can be found in Section 3.1(o)(i)(C). The definition of "EQUIPMENT" can be found in Section 1.1(a)(v).
The definition of "EQUIPMENT LEASES" can be found in Section 1.1(a)(ii).
The definition of "ERISA" can be found in Section 3.1(t).
The definition of "EXCLUDED ASSETS" can be found in Section 1.1(b).
The definition of "FUEL AND INVENTORY" can be found in Section 1.1(a)(ix). The definition of "GOVERNMENTAL ENTITY" can be found in Section 6.1(a).
The definition of "HAZARDOUS SUBSTANCE" can be found in Section 3.1(o)(i)(D). The definition of "INDEMNITEE" can be found in Section 6.1(b).
The definition of "INDEMNITOR" can be found in Section 6.1(c).
The definition of "NEGOTIATION PERIOD" can be found in Section 7.1(a).

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The definition of "OPERATING ASSETS" can be found in Section 1.1(a)(iii).
The definition of "PERMITS" can be found in Section 1.1(a)(viii).
The definition of "PERMITTED LIENS" can be found in Section 3.1(i).
The definition of "PERSON" can be found in Section 9.11.
The definition of "PERSONAL PROPERTY" can be found in Section 1.1(a)(vii). The definition of "PROPERTY TAXES" can be found in Section 1.5.
The definition of "PROPRIETARY INFORMATION" can be found in Section 7.9. The definition of "PURCHASE PRICE" can be found in Section 1.3(a).
The definition of "PURCHASER" can be found on page 1.
The definition of "PURCHASER LOSSES" can be found in Section 6.2.
The definition of "RECORDS" can be found in Section 1.1(a)(vi).
The definition of "REGULATIONS" can be found in Section 3.1(j).
The definition of "RELEASE" can be found in Section 3.1(o)(i)(E).
The definition of "REMEDIATION" can be found in Section 3.1(o)(i)(F).
The definition of "SELLER" can be found on page 1.
The definition of "SELLER LOSSES" can be found in Section 6.3.
The definition of "SELLER SHAREHOLDERS" can be found on page 1.
The definition of "TAX RETURNS" can be found in Section 3.1(f).
The definition of "TAXES" can be found in Section 3.1(f).
The definition of "THIRD PARTY CLAIMS" can be found in Section 6.4(b).
The definition of "TRANSITION PERIOD" can be found in Section 7.7.

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                           ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT"), dated as of August 14, 1998 (the "EFFECTIVE DATE"), is entered into by and among Hellums Services II, Inc. ("HELLUMS"), Superior Completion Services, Inc. ("SUPERIOR"), South Texas Disposal, Inc. ("SOUTH TEXAS"), and Elsik II, Inc. ("ELSIK"), each of which is a Texas corporation (together, the "SELLERS"), and Roger D. Hellums, Charles C. Forbes, Jr., Robert W. Radle, Jr., Ronald D. Brieden, John E. Crisp, Charles Talley and James J. Acker (together, the "SELLER SHAREHOLDERS"), Dawson Production Services, Inc., a Texas corporation ("DPS"), and Dawson Production Partners, L.P., a Delaware limited partnership (the "PURCHASER").


                                   RECITALS:

      A. The Sellers are engaged in the following aspects of the oil field servicing business (collectively, the "BUSINESS"): Hellums is engaged in the business of supplying vacuum truck, frac tank, open top tank and related services; Superior is in workover rig business; South Texas is in the business of operating salt water disposal wells; and Elsik is in the business of supplying camp rental equipment, including trailer houses and satellite antennas.

      B. The Seller Shareholders own 79.4% of the outstanding stock of Hellums and South Texas; the Seller Shareholders own 84.5% of the outstanding stock of Elsik; and Hellums owns 100% of the outstanding stock of Superior;

      C. DPS owns all of the issued and outstanding stock of Dawson Production Management, Inc., a Delaware corporation ("MANAGEMENT"), Dawson Production Acquisition Corp., a Delaware corporation ("ACQUISITION CORP."), and Dawson Production Taylor, Inc., a Delaware corporation ("TAYLOR"); Management is the sole general partner of Purchaser, and Acquisition Corp. and Taylor own all of the limited partnership interests of Purchaser.

      D. Each of the Boards of Directors of the Sellers and DPS, and the General Partner of Purchaser has approved this Agreement and the transactions contemplated by this Agreement;

      E. Subject to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, the Sellers desire to sell and Purchaser desires to purchase, and DPS desires to cause Purchaser to purchase the Business including all of the oil field servicing operations and substantially all of the oil field servicing assets of the Sellers.

      F. It is the intention of the Purchaser and the Sellers that, unless otherwise specified in this Agreement, all damages, liabilities and losses not in the ordinary course of business that result from events or conditions that occur or exist prior to the Closing (whether or not reported prior to the Closing) shall be the financial responsibility of the Sellers and subject to the indemnification provisions provided in Section 6.2 of this Agreement, and that all such damages, liabilities and losses that result from events or conditions that occur or first exist after the Closing

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shall be the financial responsibility of the Purchaser and subject to the indemnification provisions provided in Section 6.3 of this Agreement.

      NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the parties agree as follows:


                         ARTICLE I - PURCHASE AND SALE

      1.1 AGREEMENT TO SELL. At the Closing (as defined in Section 2.1), and except as otherwise specifically provided in this Section 1.1, the Sellers shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all right, title and interest of the Sellers in and to (a) the Business as a going concern, and (b) all of the assets, properties and rights of the Sellers constituting the Business or used therein, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, assets, properties and rights, together with the Vehicle Sub Stock as hereinafter defined, are herein sometimes collectively referred to as the "ASSETS"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except Permitted Liens (as defined in Section 3.1(i)).

            (a) INCLUDED ASSETS. The Assets shall include, without limitation, the following assets, properties and rights of the Sellers used directly or indirectly in the conduct of, or generated by or constituting the Business:

                  (i) all Contracts (as hereinafter defined) to which any one or more of the Sellers is a party all of which are described in SCHEDULE 1.1(A)(I) (collectively, the "ASSIGNED CONTRACTS");

                  (ii) all of the Sellers' rights in and to operating leases of personal property including vehicles, all of which are described in SCHEDULE 1.1(A)(II) (the "EQUIPMENT LEASES"), subject to the consents of lessors, if required;

                  (iii) all of Sellers' interest in equipment material to the operation of the Business, all of which is described on SCHEDULE 1.1(A)(III) (the "OPERATING ASSETS");

                  (iv) all of the issued and outstanding stock of Hellums Vehicle Corporation, a Texas corporation (the "VEHICLE SUB STOCK"), which, as of the Closing Date, will own all of the vehicles of the Sellers (the "VEHICLES") all of which are listed in SCHEDULE 1.1(A)(IV);

                  (v) all office furniture, fixtures and equipment owned by the Sellers and all other equipment, parts, materials, supplies, furniture and fixtures owned by the Sellers including, without limitation, the equipment, furniture, fixtures, computers, servers, local area network systems, intranet systems, financial accounting equipment, and systems described on SCHEDULE 1.1(A)(V) (collectively, the "EQUIPMENT");

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                  (vi) all books, records, correspondence, files, plans and
other documents and instruments of the Sellers, including but not limited to customer and supplier information and sales information relating to the Business or to the Assets (collectively, the "RECORDS") subject to a continuing right of the Sellers and the Seller Shareholders to access and copy the Records for tax reporting purposes;

                  (vii) all other intangible and tangible personal property, all technologies, methods, formulations, data bases, trade secrets, customer lists, know-how, inventions and other intellectual property used in the Business or under development, and owned, leased or licensed by the Sellers, all of which is described on SCHEDULE 1.1(A)(VII) (collectively, the "PERSONAL PROPERTY");

                  (viii)all permits, authorizations, certificates, approvals, registrations, or other approvals and licenses granted by any federal, state, local or foreign court, arbitrator or administrative or Governmental Entity (as hereinafter defined) in connection with the Business, which are described on
SCHEDULE 1.1(A)(VIII) (collectively, the "PERMITS") to the extent that they may be legally assigned by the Sellers; and

                  (ix) all motor fuel and inventory on hand on the Closing Date, including without limitation, all motor fuel, oil, lubricants, drilling mud and other items of tangible personal property of similar character (collectively, the "FUEL AND INVENTORY");

                  (x) all other personal property not listed in this Section 1.1(a) or excluded by Section 1.1(b), which is owned by any of the Seller or the Seller Shareholders and is reasonably necessary to operate the Business.

            (b) EXCLUDED ASSETS. The Assets shall not include the corporate seals, certificates of incorporation, minute books, stock books, or other records having to do with the corporate organization of the Sellers, cash, the Sellers' prepaid items and the deposits not subject to proration under Section 1.5; the Assets additionally shall not include the rights which accrue or will accrue to the Sellers under this Agreement, the Sellers' customers' accounts receivable and un-invoiced work relating to the Business in existence on the Closing Date (whether billed or unbilled as of the Closing), the rights to any of the Sellers' claims for any federal, state, local, or foreign tax refunds, the Sellers' financial and accounting records not relating to the Business, Sellers' tax returns, or any items listed on SCHEDULE 1.1(B) all of which are referred to in this Agreement as the "EXCLUDED ASSETS."

      1.2 AGREEMENT TO PURCHASE. At the Closing, Purchaser shall purchase the Assets from the Sellers upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of the Sellers contained herein, in exchange for the Purchase Price (as defined in Section 1.3). In addition, Purchaser shall assume, and DPS shall cause Purchaser to assume, at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of the Sellers, but only to the extent expressly provided in Section 1.4. Except as expressly provided in
Section 1.4, Purchaser shall not assume or be responsible for any liabilities or obligations based on events occurring prior to Closing relative to the Assets, the Business or the Sellers.


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      1.3   THE PURCHASE PRICE; TAX BASIS.

            (a) THE PURCHASE PRICE. In consideration of the transfer to Purchaser of the Assets and the undertakings of the Seller Shareholders, and subject to adjustment as provided below, Purchaser shall pay (and DPS shall cause Purchaser to pay) Forty-Six Million Dollars ($46,000,000) (the "PURCHASE PRICE"), as follows: (i) Thirty-Nine Million Eight Hundred Twenty Thousand Dollars ($39,820,000) shall be paid to the individual Sellers in the amounts set forth on Schedule 1.3(a) by wire transfer at the Closing, and (ii) Six Million One Hundred Eighty Thousand Dollars ($6,180,000) shall be delivered into escrow (together, the "CASH") to be held pursuant to the escrow agreement in the form of EXHIBIT A (the "ESCROW AGREEMENT").

      The foregoing form of payment of the Purchase Price is predicated on the presumption that DPS shall be merged with Key Energy Group, Inc., a Maryland corporation ("KEY"), or its wholly owned subsidiary (the "MERGER"). If, at the time of the Closing, Key has not completed the Merger, or, in the reasonable judgment of Purchaser, it is unlikely that the Merger will be completed, then Purchaser shall have the right to pay Eleven Million Dollars ($11,000,000) of the Purchaser Price by delivering 880,000 shares of unregistered common stock, $0.01 par value per share, of DPS in the names and in the amounts set forth on
Schedule 1.3(a) (the "SHARES"). The Shares shall be subject to a Registration Rights Agreement in the form of EXHIBIT B (the "REGISTRATION RIGHTS AGREEMENT").

      Notwithstanding the foregoing, the Purchase Price shall be reduced (by a reduction in the amount wire transferred to the Sellers at the Closing) by the amount, if any, (i) determined in accordance with Section 1.5 of this Agreement and (ii) by the amount of accrued vacation shown on SCHEDULE 3.1(U). In addition, the Purchaser Price shall be adjusted after the Closing in accordance with Sections 1.3(b) and 1.3(c).

            (b) SELLER TAX BASIS AND FAIR MARKET VALUE OF ASSETS. The fair market value and the tax basis for federal income tax purposes of the Assets of the Sellers being transferred to Purchaser shall be set forth on SCHEDULE 1.3(B). The Sellers and Purchaser each hereby covenant and agree that such amounts reflect the fair market value of the Assets and that none of them, directly or indirectly, through a subsidiary or affiliate or otherwise, will take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the tax basis and fair market value of the Assets set forth on SCHEDULE 1.3(B). Such allocations will be reflected in Forms 8594 to be signed and filed by Seller and Purchaser in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"). In addition, the Purchase Price payable under Section 1.2 shall be allocated in the manner set forth on SCHEDULE 1.3(B).

      1.4   ASSUMPTION OF LIABILITIES.

            (a) At the Closing and except as otherwise specifically provided in this Section 1.4, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the liabilities and obligations of the Sellers set forth on
SCHEDULE 1.4(A) (the "ASSUMED LIABILITIES"); provided, however, that the aggregate amount of any debt and leases included in the Assumed Liabilities shall not exceed $150,000.

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            (b) Notwithstanding Section 1.4(a), it is expressly understood that, other than obligations and liabilities expressly assumed in Section 1.4(a), Purchaser shall not be liable for, and shall not assume, any of the Sellers' or the Seller Shareholders' obligations or liabilities, whether known or unknown, matured or unmatured, or fixed or contingent, including but not limited to liabilities relating to events occurring prior to the Closing, any Taxes (as hereinafter defined, other than those pro rated as of the Closing Date), or any liabilities under any Employee Benefit Plans of the Sellers. The Sellers shall remain obligated to pay and discharge any liabilities and obligations not expressly assumed by Purchaser hereby. The Sellers and the Seller Shareholders hereby agree that they will indemnify Purchaser for any liabilities of the Sellers not expressly assumed pursuant to Section 1.4(a) by Purchaser and Purchaser and DPS agree that they will indemnify the Sellers and the Seller Shareholders with respect to the Assumed Liabilities.

      1.5 PRORATIONS. All annual or periodic ad valorem fees, taxes and assessments, licensing fees and vehicle use fees, and similar charges imposed by taxing authorities on the Assets (collectively, "PROPERTY TAXES") shall be borne and paid (a) by Seller for all full tax years or periods ending before the date of the Closing and for that portion of any tax year or period ending on or after the effective date of Closing from the date of commencement of such year or period to the date immediately preceding the effective date of the Closing and
(b) by Purchaser for all full tax years or periods beginning on or after the effective date of Closing and for that portion of any tax year or period ending on or after the effective date of the Closing from and including the effective date of Closing to the final date of such year or period, regardless of when or by which party such Property Taxes are actually paid to the applicable taxing authority. In addition, all rents and other lease charges, power and utility charges, license or other fees, Assigned Contracts, and similar items shall be allocated between Purchaser and the Sellers effective as of 12:01 a.m. on the effective date of the Closing. Such allocations shall be determined and payment accordingly made from one party to the other, as the case may be, on the date of the Closing to the extent they are known and agreed to by Purchaser and Seller; otherwise such allocations shall be determined and payment made (effective as of 12:01 a.m. on the effective date of the Closing) as soon as practicable but not later than the date 30 days thereafter.


                 ARTICLE II - CLOSING, ITEMS TO BE DELIVERED,
                  THIRD PARTY CONSENTS AND FURTHER ASSURANCES

      2.1 CLOSING. Subject to the terms and conditions of this Agreement, the execution of documents relative to the sale and purchase of the Assets shall be held at Jenkens & Gilchrist, A Professional Corporation, in Austin, Texas on or about the date of the closing of the Merger. The effective date and time of the Closing (referred to herein as the "CLOSING" or "CLOSING DATE") shall be 12:01 a.m., the Closing Date, and all risk of loss shall be borne by the Sellers until the Closing, and thereafter all such risk of loss shall be borne by Purchaser.

      2.2 ITEMS TO BE DELIVERED AT CLOSING. At the Closing and subject to the terms and conditions contained in this Agreement,

            (a)   the Sellers shall deliver to Purchaser the following:

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                  (i) bills of sale with covenants of warranty of title and
assignments of contracts in a form reasonable acceptable to the parties, stock certificates representing the Vehicle Sub Stock, together with executed stock powers, and other good and sufficient instruments and documents of conveyance and transfer, in a form reasonably satisfactory to Purchaser and its counsel, as shall be necessary and effective to transfer and assign to and vest in Purchaser all of the Sellers' right, title and interest in and to the Assets;

                  (ii) all of the certificates, certificates of title, Contracts, customer lists, supplier lists, Equipment Leases assumed by Purchaser, all correspondence, files, plans and other documents and instruments, books, Records, and data belonging to the Sellers which are part of the Assets;

                  (iii) a Closing and Secretary's Certificate from each of the Sellers, dated as of the Closing Date, certifying, among other items, that all representations and warranties of the Sellers and the Seller Shareholders contained in this Agreement or in any Schedule, certificate or document delivered by the Sellers to Purchaser pursuant to the provisions of this Agreement are true on the Closing Date and that the applicable Seller has performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it prior to or at the Closing and certifying that the Sellers and the Seller Shareholders have obtained all consents and approvals required with respect to the Sellers or the Business except as otherwise set forth on a Schedule hereto;

                  (iv) a certificate of existence issued by the Secretary of State of the State of Texas, and a certificate of good standing issued by the Comptroller of Public Accounts of the State of Texas, as of a date not more than ten calendar days prior to the Closing Date;

                  (v) Employment Agreements, Non-Competition Agreements and Mutual Agreements to Arbitrate Claims in substantially the form attached hereto as EXHIBIT C executed by each of the Selling Shareholders (the "EMPLOYMENT, NON-COMPETITION AND ARBITRATION AGREEMENT"); and

                  (vi)  the Escrow Agreement; and

                  (vii) a Form P-4 executed by the applicable Sellers showing a change in the operator of each of the Assets that is a salt water disposal well;

simultaneously with such delivery, the Sellers shall take all steps as may be reasonably required to put Purchaser in actual possession and operating control of the Assets.

            (b) Purchaser shall deliver (and DPS shall cause Purchaser to deliver) to the Sellers the following:

                  (i) the wire transfer of the Cash less adjustments, if any, in accordance with Section 1.3 and less the amount delivered into escrow;

                  (ii)  the Escrow Agreement;

                  (iii) the Non-Competition Payment (defined below);

                  (iv) a copy of a letter addressed to the DPS transfer agent providing for the issuance of the Shares to the Sellers; and

                  (v)   the Registration Rights Agreement.

In addition, Purchaser shall deliver (and DPS shall cause Purchaser to deliver) that portion of the Cash subject to the Escrow Agreement to the escrow agent.

      2.3 RELEASE OF LIENS. The Sellers shall cause all liens and other encumbrances other than Permitted Liens affecting the Assets to be released and discharged prior to Closing and shall provide Purchaser with proof thereof including but not limited to copies of UCC-3 filings.

      2.4 THIRD PARTY CONSENTS. To the extent that any of the Sellers' rights under any Contracts, Authorizations (as defined in Section 3.1(j)), Permits or Equipment Leases assumed by Purchaser, or other Assets to be assigned to Purchaser may not be assigned without the consent of another person, which consent has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the applicable Seller, at such Seller's expense, shall use reasonable commercial efforts to obtain any such required consent(s) as promptly as possible after Closing. If any consent is not obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under or to the Asset in question so that Purchaser would not acquire the benefit of all such rights, the applicable Seller, to the maximum extent permitted by law and by the terms of any documents affecting the Asset, at such Seller's expense, shall act for one year after the Closing as Purchaser's agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by law and by the terms of any document affecting the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

      2.5 FURTHER ASSURANCES. Each Seller from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably request in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the liabilities or obligations assumed by Purchaser at the Closing pursuant to
Section 1.4. Each of the parties will cooperate with the other and execute and deliver to the other parties such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement. If any of the Sellers dissolves within one year following the Closing Date, effective as of the dissolution of such Seller, such Seller hereby irrevocably appoints Purchaser or Purchaser's substitute as its attorney-in-fact coupled with an interest and with full power of substitution to carry out the provisions of this Section 2.5.

      2.6 NO EQUITABLE CONVERSION. Prior to the Closing, neither the execution of this Agreement nor the performance of any provision contained herein shall cause Purchaser to become liable for any aspect or obligation of relating to the Assets or the Business.


                 ARTICLE III - REPRESENTATIONS AND WARRANTIES

      3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE SELLER SHAREHOLDERS. Each of the Sellers and the Seller Shareholders, jointly and severally, hereby represent and warrant to Purchaser and to DPS that the following statements are true and correct, except as set forth on the Schedules, each of which scheduled exceptions shall specifically identify the relevant section of this Agreement to which it relates and shall be deemed to be representations and warranties as if made hereunder; provided, however, that the representations and warranties made regarding the Seller Shareholders (as opposed to the Sellers) shall be deemed to be made by each Seller Shareholder severally and not jointly, wholly with respect to such Seller Shareholder individually.

            (a) CORPORATE EXISTENCE. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of the Sellers is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business requires it to be so qualified, all of which jurisdictions are listed on SCHEDULE 3.1(A). None of the Sellers is nor has ever been an investment company within the meaning of the Investment Company Act of 1940.

            (b) CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. Each of the Sellers has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by each of the Sellers has been duly authorized by all necessary corporate action as of the Closing Date. This Agreement has been, and the other agreements, documents and instruments required to be delivered by the Sellers in accordance with the provisions hereof (collectively, the "SELLER DOCUMENTS") will be duly executed and delivered on behalf of each Seller by duly authorized officers or directors of each Seller and this Agreement constitutes, and the Seller Documents when executed and delivered will constitute, the legal, valid and binding obligation of each of the Sellers enforceable against each of the Sellers in accordance with their respective terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity. The Board of Directors of each of the Sellers has approved this Agreement and the transactions contemplated hereby.

            (c) VALIDITY OF CONTEMPLATED TRANSACTIONS, ETC. Except as identified on SCHEDULE 3.1(C), the execution, delivery and performance of this Agreement by each of the Sellers and the Seller Shareholders does not and will not violate, conflict with or result in the breach of any material term, condition or provision of, require notice to or the consent of any other person, result in the acceleration of or give any party a right to terminate, modify, accelerate or change the terms, rights or obligations under any of the following:

                  (i)   any Regulation (as hereinafter defined);

                  (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Entity;

                  (iii) the charter documents of any of the Sellers or any securities issued by any Seller; or

                  (iv) any material mortgage, indenture, undertaking, note, bond, debenture, letter of credit, commitment, agreement, contract, lease, Authorization, Assigned Contract (including but not limited to Vehicle Operating Leases and Equipment Leases) or other instrument, or understanding, whether or not assigned hereby (collectively, the "CONTRACTS"), by which any of the Sellers may have rights or by which any of the Assets may be bound or affected.

      As of the Effective Date and as of the Closing Date, no fact or condition exists or will exist which would result in the termination of or give any party to a Contract the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Sellers in or to the Assets or the Business. Except as otherwise identified on SCHEDULE 3.1(C), no Authorization, approval or consent of, and no registration or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement by any of the Sellers or by any Seller Shareholder.

            (d) NO THIRD PARTY OPTIONS. No person has any existing agreements, options, commitments or rights to acquire any of the Assets or any interest therein.

            (e) FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 3.1(E) are the following financial statements (collectively, the "FINANCIAL STATEMENTS") for the Sellers: (i) unaudited consolidated and consolidating balance sheet and statement of income, changes in shareholders' equity and cash flows, and unaudited earnings before interest, taxes, depreciation and amortization ("ADJUSTED EBITDA") as of and for the fiscal years ended December 31, 1995, and December 31, 1996, and December 31, 1997 (the "MOST RECENT FISCAL YEAR END") and as of and for the 12 month period ended June 30, 1998; and (ii) the unaudited consolidated balance sheet and statement of income, changes in shareholders' equity and cash flow and Adjusted EBITDA (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the six month period ended June 30, 1998 (the "MOST RECENT FISCAL MONTH END") for the Sellers. The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Sellers as of such dates and the results of operations of the Sellers for such periods, are correct and complete, and are consistent with the books and records of the Sellers (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material, individually or in the aggregate) and lack footnotes. The Financial Statements fairly present all of the activities of the Sellers that will be part of the operations and Business of the Sellers at Closing, and all assets, tangible or intangible, and all Contracts, formal or informal whether or not in writing, necessary to conduct the Business, as actually operating as of the Effective Date and as set forth in the Financial Statements, will be owned by the Sellers (in the case of such assets) and will be in full force and effect (in the case of such Contracts) immediately prior to the Closing.

            (f) TAXES; TAX AND OTHER RETURNS AND REPORTS. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by the Sellers and affecting the Assets or the Business (the "TAX RETURNS") with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees, duties and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, gross receipts, value-added, privilege, property, ad valorem, franchise, license, school transfer, mortgage recording, customs, withholding, estimated and other tax or similar governmental charge or imposition under laws of the United States or any state, county, or municipal entity, agency or instrumentality or political subdivision thereof or any foreign country or political subdivision thereof) insofar as same may affect the Assets or the Business (the "TAXES") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Sellers for Taxes for the periods, property and events covered thereby. All Taxes, including without limitation, those which are called for by the Tax Returns, have been properly accrued or timely paid. Purchaser will have no liability to any person or taxing authority for Taxes relating to actions or events occurring prior to 12:01 a.m. on the Closing Date, except as otherwise provided by Section 1.5. The Sellers' warranties and representations under this Section 3.1(f) shall be construed consistently with Section 1.5.

            (g) BOOKS OF ACCOUNT. The books, records and accounts of the Sellers maintained with respect to the Business and the Assets fairly reflect, in all material respects and in reasonable detail, the transactions and the assets and liabilities of each of the Sellers with respect to the Business.

            (h) EXISTING CONDITION. Except as set forth on SCHEDULE 3.1(H), and except for such changes as have affected the oil field services business generally, since December 31, 1997, there has not been, and through the date of the Closing there will not have been, any material adverse change in the Assets or the Business or the financial condition, operations, results of operations, or future prospects of the Business. Without limiting the generality of the foregoing, since that date, except as otherwise stated on SCHEDULE 3.1(H), none of the Sellers has (i) entered into any transaction or agreement affecting the Business or the Assets except in the ordinary course of business, consistent with past practice; (ii) encumbered, leased, licensed or transferred any tangible or intangible assets which would have been included in the Assets if the Closing had been held on December 31, 1997 or on any date since then; (iii) subjected any of the Assets to any lien or other encumbrance of any nature whatsoever, except in the ordinary course of business, consistent with past practices, and except for Permitted Liens (defined in Section 3.1(i)); (iv) entered into any agreement, Contract, lease, or license (or series of related agreements, Contracts, leases, and licenses) outside the ordinary course of business, made any amendment to or terminated any material agreement affecting the Business or the Assets, or canceled, modified or waived any rights affecting the Business or the Assets, whether or not in the ordinary course of business;
(v) changed any of the accounting principles followed by it or the methods of applying such principles; (vi) increased the compensation of any employee other than in the ordinary course of business, entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing Contract or agreement, made any other change in employment terms for any of its directors, officers, or employees outside the ordinary course of business, or adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, retirement, employee benefit plan, employee pension benefit plan, or other plan, Contract, or commitment relating to its directors, officers, and employees; (vii) suffered any damage, destruction or loss to its property or other loss, whether or not covered by insurance, (a) materially and adversely affecting the Business or Assets or (b) of any items which amount to $20,000 or more in the aggregate;
(vii) granted any license or sublicense of any rights under or with respect to any of Seller's intellectual property or other proprietary rights; (viii) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside of the ordinary course of business; (ix) delayed or postponed the payment of accounts payable or any other liabilities outside the ordinary course of business; or (x) committed to any of the foregoing. In addition, no party (including the Sellers) has accelerated, terminated, modified, or canceled any agreement, Contract, lease, or license (or series of related agreements, Contracts, leases, and licenses) to which any of the Sellers is or was a party or by which any of them is or was bound.

            (i) TITLE TO PROPERTIES. Notwithstanding anything herein to the contrary, each of the Sellers has good, valid and marketable title (or in the case of real property, indefeasible title) to all of its assets, real, personal and mixed, which would be included in the Assets if the Closing took place on the Effective Date, which it purports to own, including without limitation all assets reflected on the Schedules hereto, free and clear of all liens (including but not limited to tax liens), claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for (i) liens for current real or personal property taxes not yet due and payable; (ii) Personal Properties as to which the applicable Seller is the lessee; and (iii) liens and other exceptions to title as disclosed in SCHEDULES 3.1(I) (collectively, "PERMITTED LIENS").

            (j) COMPLIANCE WITH LAWS; AUTHORIZATIONS. Each of the Sellers has complied in all material respects with each, and is not in material violation of any, law, ordinance or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Business or Assets is subject ("REGULATIONS"). Each of the Sellers owns, holds, possesses or lawfully uses in the operation of the Business all permits, franchises, licenses, easements, rights, applications, filings, registrations and other authorizations ("AUTHORIZATIONS") which are in any material respect necessary for it to conduct the Business as now conducted or for the ownership and use of the Assets in the conduct of the Business. Each of the Sellers is in compliance with all Regulations related to the Authorizations. All such Authorizations are listed and described in SCHEDULE 3.1(J). None of the Sellers is not in default, nor has any of the Sellers received any notice of any claim of default, with respect to any such Authorization. None of the Sellers has received any notice that any of the Authorizations used by a Seller in the operation of the Business would not or cannot be renewed or continued in the ordinary course of business, and all such Authorizations are renewable by the Sellers by their terms or in the ordinary course of business. No person other than the Sellers owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization.

            (k) TRANSACTIONS WITH AFFILIATES. Any and all material transactions between each of the Sellers and its Affiliates (as defined herein) affecting the Business or the Assets have been upon terms substantially comparable to those that would have been available to such Seller from third parties in arms length transactions.

            (l) LITIGATION. Except as set forth on SCHEDULE 3.1(L), no litigation or administrative proceeding, including any arbitration, investigation or other proceeding of or before any court, arbitrator or Governmental Entity is pending or, to the best knowledge of the Sellers, threatened against any Seller, which relates to the Business or Assets or the transactions contemplated by this Agreement, nor do the Sellers know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could reasonably be expected to adversely affect the Assets or Business, or the transactions contemplated hereby. None of the Sellers is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Entity which may materially adversely affect the Assets or Business, or the transactions contemplated hereby. The Sellers shall reimburse and indemnify Purchaser for any damages, liabilities or other losses incurred by Purchaser in connection with any and all matters identified on SCHEDULE 3.1(L).

            (m) EQUIPMENT. The Operating Assets are at the execution of this Agreement, and will be at Closing, in good working condition and sufficient to maintain the operation of the Business.

            (n) CONTRACTS AND COMMITMENTS. Except as set forth on SCHEDULE 3.1(N), none of the Sellers is a party to any written or oral:

                  (i) lease under which it is either lessor or lessee relating to the Assets or any property at which the Assets are located other than those set forth on the Schedules to this Agreement;

                  (ii) Contract or agreement for any capital expenditure or leasehold improvement relating to the Assets or Business;

                  (iii) Contract or agreement limiting or restraining such Seller, its successor or assigns, from engaging or competing in any manner in the Business, or any agreement concerning confidentiality, nor is any employee of any Seller subject to any such Contract;

                  (iv) agreement (or group of related agreements) for the purchase or sale of raw materials, supplies, products, or other personal property or for the furnishing or receipt of services, the performance of which will extend over a period of one year or result in a material loss to such Seller;

                  (v)   collective bargaining agreement;

                  (vi) agreement for the employment of any individual on a full-time, part-time, consulting or other basis, other than an oral Contract for employment at will; or

                  (vii) agreement under which the consequences of a default or termination could have a material adverse effect on the Business or the financial condition, operations, results of operations, or future prospects of any Seller.

Each of the Contracts and agreements listed in SCHEDULE 3.1(N), and each other Assigned Contract, including but not limited to Equipment Leases under which Purchaser is to acquire rights or obligations, is valid and enforceable in accordance with its terms; each of the Sellers is, and to each Seller's knowledge all other parties thereto are, in compliance with the provisions thereof; none of the Sellers is, and to each of the Seller's knowledge, no other party is, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and to each of the Seller's knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, no such Contract or agreement, in the reasonable opinion of the Sellers contains any requirement with which there is a reasonable likelihood a Seller or, to the Sellers' knowledge, any other party thereto will be unable to comply.

            (o)   ENVIRONMENTAL MATTERS.

                  (i) DEFINITIONS. For purposes of this Agreement the following terms shall have the following meanings:

                        A. "CONTAMINATION" shall mean the Release, in violation of Environmental, Health and Safety Laws, of Hazardous Substances in, on, underlying or surrounding (including into air, soils, surface water or groundwater) any real property, including migration of or depositing of Hazardous Substances onto or from adjoining or neighboring properties or the Release or presence of Hazardous Substances from or associated with the operations conducted on any real property when such Hazardous Substances have been transported to any other offsite location.

                        B. "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" shall mean any and all federal, state or local laws (including common law), rules, Regulations, orders, agreements, ordinances, writs, judgments, injunctions, decrees or determinations, or similar requirements, whether issued by a court or a Governmental Entity, relating to the protection of the environment, the Release of any Hazardous Substances into the environment, the generation, management, transportation, storage, treatment and disposal of Hazardous Substances, public health and safety, or employee health and safety, including laws relating to emissions, discharges, Releases, or threatened releases of pollutants, Contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, soils, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including, without limitation, the Clean Air Act, the Toxic Substance Control Act, the Clean Water Act, the Oil Pollution Act of 1990, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act of 1970, all as amended, including similar state or local laws).

                        C. "ENVIRONMENTAL LOSS" shall mean any and all claims, damages, losses, expenses, costs, deficiencies, penalties, liens, interests, fines, assessments, charges, compensation, obligations and liabilities of any kind, whether known or unknown, imposed by private parties or Governmental Entities in civil, criminal or administrative proceedings, and which are incurred by, under or pursuant to Environmental, Health and Safety Laws, whether based on negligence, strict liability or otherwise, under any theory or process of recovery or relief, at law or at equity, including Remediation, restoration, abatement, investigation, testing, monitoring, personal injury, death and property damage costs, contribution for, or recovery of such costs under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or similar state or federal laws, and reasonable attorneys' fees, court costs and interest paid or accrued, related to Contamination or the presence of Hazardous Substances at offsite locations arising from Seller's operations or activities, including but not limited to transportation or disposal activities.

                        D. "HAZARDOUS SUBSTANCE" shall mean any toxic or hazardous substance, material or waste, pollutant, petroleum or petroleum derived substance or waste, salt water, oil and gas waste, radioactive substance, material or waste, asbestos containing materials, or any constituent of any such substance or waste regulated under or pursuant to any Environmental, Health and Safety Law.

                        E. "RELEASE" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any real property, including the movement of Hazardous Substances through or in the air, soil, surface water or groundwater of any real properties or adjoining properties.

                        F. "REMEDIATION" shall mean all actions, whether undertaken pursuant to judicial or administrative order or otherwise, reasonably necessary to comply with applicable Environmental, Health and Safety Laws, (a) to investigate, clean up, remediate, remove, treat, cover or in any other way adjust the levels of Hazardous Substances in or around the real properties; or
(b) to prevent or control the Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment.

                  (ii) REPRESENTATIONS AND WARRANTIES. The parties agree that the following representations and warranties shall govern in the event of any conflict between the provisions of this Section 3.1(o) and any other provision of this Agreement or of the other agreements or conveyance instruments contemplated hereby. The Sellers and the Seller Shareholders, jointly and severally, represent and warrant that, except as otherwise set forth on SCHEDULE 3.1(O), the following statements are true and correct in all material respects:

                        A. Each of the Sellers has obtained all Authorizations, including permits, which are required in connection with the conduct of the Business under Environmental, Health and Safety Laws;

                        B. Each of the Sellers is in compliance in all material respects in the conduct of the Business with all terms and conditions of the required Authorizations, and is also in compliance in all material respects with all Environmental, Health and Safety Laws and with any plan required by law, order, decree, judgment, or injunction entered, promulgated or approved thereunder, and, with any notice or demand letter issued thereunder;

                        C. None of the Sellers is aware of, nor has any Seller received notice of, any past or present circumstances that, if continued, are reasonably likely to interfere with or prevent compliance or continued compliance in the conduct of the Business with any Environmental, Health and Safety Laws or with any plan required by law, order, decree, judgment or injunction entered, promulgated or approved thereunder, or, with any notice or demand letter, or which may otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance;

                        D. There is no civil, criminal or administrative action, suit, order, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to the Sellers' knowledge, threatened against any Seller in connection with the conduct of the Business relating in any way to any Environmental, Health and Safety Laws;

                        E. Each of the Sellers agrees to cooperate with Purchaser, both prior to and following the Closing, in connection with Purchaser's application for the transfer, renewal or issuance of any Authorizations or Purchaser's efforts to satisfy any Environmental, Health and Safety Laws involving the Business, (provided, however, that the Sellers shall not be required to incur any material expense in connection therewith);

                        F. None of the Sellers, in connection with the operation of the Business, has handled or disposed of any Hazardous Substance in violation of Environmental, Health and Safety Laws, arranged for the disposal of any Hazardous Substance in violation of Environmental, Health and Safety Laws, exposed any employee or other individual to any Hazardous Substance or condition in violation of Environmental, Health and Safety Laws, or operated any Assets in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand for damage to, or for investigation and Remediation of, any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health and Safety Laws or Authorizations;

                        G. Each of the Sellers has provided Purchaser all material information in such Seller's control or possession relating to: (1) the existence of Contamination on or affecting all Assets; (2) compliance with all Environmental, Health and Safety Laws; and (3) any alleged or actual Environmental Losses; and

                        H. No oral or written agreements, including but not limited to indemnity or cleanup agreements, exist between the Sellers or the Seller Shareholders and any third parties, relating to or concerning the environmental, safety or health conditions of the Assets.

            (p) AVAILABILITY OF DOCUMENTS. Each of the Sellers has provided Purchaser with copies of all material documents, including without limitation all of the Contracts, permits, licenses, patents, trademarks, copyrights and applications therefor listed in the Schedules. Each of the Sellers will use its best efforts to obtain any such documents not in its possession and promptly deliver same to Purchaser. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

            (q) ASSETS. Except as set forth in SCHEDULE 3.1(Q), the Assets include all rights and property, other than real property, reasonably necessary for the conduct of the Business by Purchaser in the manner in which it has been conducted by the Sellers for the period of time reflected in the Financial Statements and for the conduct of the Business as presently conducted by each of the Sellers, and no property excluded from the Assets under Section 1.1(b), other than real property, constitutes property or rights material to the Business. Each such tangible Asset is structurally sound, has been maintained in accordance with normal industry practice, is in good operating condition and repair, subject to normal wear and tear, is suitable for the purposes for which it presently is used and for use in the continued conduct of the Business in substantially the same manner as conducted prior to the Closing. None of the tangible Assets is in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost. Any modifications that have been made to any of the tangible Assets prior to Closing, have been made in accordance with normal industry practice.

            (r) RESTRICTIONS. None of the Sellers is a party to any material agreement, license, Permit, Authorization or other instrument or any understanding or oral agreement, and none of the Sellers is subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award, which materially adversely affects or materially restricts the Business or Assets.

            (s) CONDITIONS AFFECTING THE SELLERS. Except as provided in this Agreement or disclosed in the Schedules, and except for conditions that affect as a whole the oil field servicing industry generally, there is no fact known to the Sellers which may reasonably be expected to materially adversely affect the Business considered as a whole. Notwithstanding the foregoing, the Sellers and the Seller Shareholders shall not be deemed to have made to Purchaser or DPS any representation or warranty other than as expressly made in this Article II. Without limiting the generality of the foregoing, the Sellers and the Seller Shareholders make no representations or warranties to Purchaser or DPS with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser or DPS of future revenues, expenses or expenditures or future results of operations; or (ii) except as expressly covered by a representation and warranty contained in this Article II, any other information or documents (financial or otherwise) made available to Purchaser or DPS or its counsel, accountants or other advisors with respect to the Sellers, the Business or the Assets.

            (t) EMPLOYEE BENEFIT PLANS. SCHEDULE 3.1(T) lists all of the Sellers' Employee Benefit Plans. None of the Sellers is now and for the preceding five years has not been, a party to any "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). None of the Sellers is under any legal obligation to create a new Employee Benefit Plan, or amend an existing Employee Benefit Plan, that would affect any of the employees of the Sellers who are employed or otherwise compensated for activities involving the Assets or the Business ("AFFECTED EMPLOYEES").

                  (i) Purchaser shall have no responsibility or liability with respect to benefits which may have accrued or been promised to any Affected Employee under any "Employee Benefit Plan" of the Sellers or any member of a Seller's control group as determined under Sections 414(b) or (c) of the Code, or which form an affiliated service group with any of the Sellers or the Seller Shareholders within the meaning of Section 414(m) of the Code. The term "EMPLOYEE BENEFIT PLAN" includes, but is not limited to any profit sharing, stock, bonus, 401(k), nonqualified deferred compensation, medical, dental, workers' compensation, life insurance, incentive, vacation benefits, and fringe benefits plan or program and each "employee benefit plan" described in Section 3(3) of ERISA. The Sellers shall indemnify Purchaser as provided in Section VI of this Agreement against and in respect of any Damages (as hereinafter defined) which arise directly or indirectly with respect to an Employee Benefit Plan. None of the Sellers contributes to any "multiemployer plan" as defined in
Section 3(37) or 4001(o)(3) of ERISA.

                  (ii) The Sellers shall pay and be liable to Purchaser, and shall indemnify Purchaser as provided in Section VI of this Agreement, from and against and in respect of any and all Damages that arise under section 4980B of the Code, imposed upon, incurred by, or assessed against Purchaser or any of its employees arising by reason of or relating (x) to any failure to comply with the continuation health care coverage requirements of section 4980B of the Code, which failure occurred with respect to any current or prior employee of Seller or any "qualified beneficiary" of such employee (as defined in section 4980B(g)(I) of the Code) on or prior to the Closing Date, and (y) to the extent, if any, of any amounts paid by Purchaser under its health plan to any current or prior employee of the Sellers as a result of a "qualifying event" (as defined in Section 4980B(f)(3) of the Code) which occurred prior to the Closing Date, over the amount of the "applicable premium" (as defined in section 4980B(f)(4) of the Code) paid to Purchaser or Purchaser's health plan, by such current or prior employee. References to the Code include any amendments that may be made to the Code from time to time.

            (u) PERSONNEL. SCHEDULE 3.1(U) lists the names and monthly or, as applicable, hourly rates of compensation (including base salary, bonus, commissions, and incentive pay) of the Affected Employees and summarizes the bonus, profit sharing, percentage compensation, auto mobile, club membership and other benefits, if any, paid or payable to the Affected Employees during the Sellers' 1997 fiscal year and from the beginning of each of the Seller's current fiscal year to the Effective Date and identifies all accrued vacation relating to the Affected Employees. SCHEDULE 3.1(U) also contains a brief description of all material terms of all written or oral employment agreements, severance agreements, confidentiality agreements, noncompete agreements or similar agreements to which any Affected Employee is or may be subject. The Sellers have delivered to Purchaser accurate and complete copies of all such agreements, and all other agreements, plans and other instruments to which any of the Sellers is a party and under which the Affected Employees are entitled to receive benefits of any nature. To the Sellers' knowledge, and except as set forth on SCHEDULE 3.1(U), the employee relations of each of the

Sellers are good and there is no pending or threatened controversy, labor dispute or union organization campaign between any Seller and any of its employees or former employees. None of the Affected Employees are represented by any labor union or organization nor is any Seller a party to any collective bargaining agreement. Except as set forth on SCHEDULE 3.1(U), each of the Sellers is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practices. There is no unfair labor practices complaint or charge of employment discrimination pending, or threatened with respect to an Affected Employee before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other state, federal or local court or Governmental Entity, or any strike, labor dispute, work slowdown or work stoppage pending or, to the Sellers' knowledge, threatened against or involving any Seller, and none of the Sellers has experienced any material labor difficulty during the last three years. Except as otherwise specifically provided in this Agreement, Purchaser shall have no liability for any severance or termination expenses of any Seller or Seller Shareholder, including accrued vacation and sick leave time, in connection with the termination of employment by Seller of any Affected Employee, whether or not such person is employed by Purchaser. None of the Sellers nor any Seller Shareholder shall have any such liability in connection with the termination of employment by Purchaser of any Affected Employee who has been employed by Purchaser and subsequently terminated by Purchaser after the Closing.

            (v) LEGAL COMPLIANCE; UNDISCLOSED LIABILITIES. Each of the Sellers and each of their predecessors and "AFFILIATES" (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934) has complied with all applicable laws (including rules, Regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. None of the Sellers has any liability and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller), except for (i) liabilities set forth on the face of the Financial Statements, (ii) liabilities which have arisen in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of law), and
(iii) liabilities listed on SCHEDULE 3.1(L).

            (w) INVENTORY. All inventory of the Sellers, whether or not reflected in the balance sheets, consists of a quality and quantity usable and where applicable, salable in the ordinary course of business.

            (x) WARRANTY. SCHEDULE 3.1(X) includes copies of the standard terms and conditions of sale or lease for each of the products and services of the Sellers (containing applicable guaranty, warranty, and indemnity provisions). The products and services provided by the Sellers have, in each case, been in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Sellers has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair or other damages in connection therewith, subject only to the reserve for warranty claims set forth on the face of the Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Sellers. No service provided by any of the Sellers is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease listed in SCHEDULE 3.1(X).

            (y) INVESTMENT. The Sellers and the Seller Shareholders understand that the Shares have not been, nor will be, registered under the Securities Act of 1933 or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. Each of the Sellers is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof. The Sellers and Seller Shareholders are sophisticated investors, with knowledge and experience in business and financial matters, and are able to bear the economic risk and lack of liquidity inherent in holding the Shares. The Sellers and Seller Shareholders acknowledge and agree that (i) they have fully reviewed all periodic reports filed with the Securities and Exchange Commission by DPS within the past 12 months, (ii) they have had the opportunity to ask questions of and receive information from representatives of DPS and have received all information necessary for each of them to evaluate the merits and risks inherent in holding the Shares, (iii) the stock certificates issued to each Seller shall bear a restrictive legend indicating that the Shares have not been registered under the Securities Act or any other state securities laws.

      3.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser and DPS, jointly and severally, represent and warrant to the Sellers and the Seller Shareholders as follows:

            (a) EXISTENCE. Purchaser is a limited partnership validly existing and in good standing under the laws of the State of Delaware. DPS is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

            (b) POWER AND AUTHORIZATION. Purchaser and DPS each has the power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser and by DPS have been duly authorized by all necessary corporate and partnership action. This Agreement has been duly executed and delivered by Purchaser and DPS and constitutes the legal, valid and binding obligation of Purchaser and DPS, enforceable against Purchaser and DPS in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

            (c) NONCONTRAVENTION. The execution, delivery and performance of this Agreement by Purchaser and DPS does not and will not violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other party which has not already been obtained under, (i) any existing law, ordinance, or governmental rule or regulation to which Purchaser or DPS is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Purchaser or DPS, (iii) the Limited Partnership Agreement, Articles of Incorporation or Bylaws or equivalent organizational documents, or any securities issued by Purchaser, its general partner, or DPS as the case may be, or (iv) any Contract to which Purchaser or DPS is a party or by which

Purchaser or DPS is otherwise bound. Except as otherwise contemplated by this Agreement, no Authorization, approval or consent of, and no registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Purchaser or DPS.

            (d) SHARES. The Shares, if issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer set forth in this Agreement and under applicable state and federal securities laws.

            (e) NO MATERIAL MISSTATEMENTS. The documents filed by DPS pursuant to the Securities Exchange Act of 1934 do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

      3.3 SURVIVAL. All statements of fact contained in any written statement (including financial statements), certificate, instrument or document delivered by or on behalf of any party hereto pursuant to this Agreement shall be deemed representations and warranties of such party. All covenants, agreements, representations and warranties of the parties to this Agreement shall survive and remain in full force and effect after the Closing Date and shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them or be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby. Subject to the limitations on indemnification obligations set forth in Article VI, the representations and warranties set forth in this
Article III and in any schedule, certificate or instrument delivered by or on behalf of any party hereto in connection with this Agreement, shall terminate on the close of business on the fifth anniversary of the Closing Date, following which all the parties shall cease to have any right to bring any action or present any claim for a breach of such representations and warranties; provided that there shall be no termination of any such representation and warranty as to which a bona fide claim has been asserted and notice of such claim has been delivered prior to such termination date. Nothing in this Section 3.3 shall at any time relieve any party hereto from the performance of such party's agreements, covenants and undertakings set forth in the Agreement or in any other agreement executed and delivered by or on behalf of any party hereto at or prior to the Closing pursuant to this Agreement.


                    ARTICLE IV - AGREEMENTS PENDING CLOSING

      4.1 AGREEMENTS OF THE SELLERS AND THE SELLER SHAREHOLDERS PENDING THE CLOSING. The Sellers and the Seller Shareholders covenant and agree that, pending the Closing and except as otherwise agreed to in writing by Purchaser, they shall take the following actions:

            (a) BUSINESS IN THE ORDINARY COURSE. The Business shall be conducted solely in the ordinary course consistent with past practice. The Sellers shall continue to maintain and service the physical Assets used in the conduct of the Business in good working condition consistent with past practices. The Sellers shall not cause or permit to occur any of the events or occurrences described in
Section 3.1(h) (Existing Condition). Each of the Sellers shall use its reasonable commercial efforts to maintain in full force and effect all Authorizations currently in effect and used in the conduct of the Business, and shall comply with all Regulations applicable to the Business, the noncompliance with which might materially and adversely affect the Business or the Assets. The Sellers shall not (i) sell, lease, license, assign or otherwise transfer any of the Assets, (ii) enter into any Contract outside of the ordinary course of business,
(iii) amend, modify, terminate, waive any material provision of, or breach any material Contract, or (iv) cancel, terminate or cause or allow to lapse any insurance coverage affecting the Business or the Assets.

            (b) CONDUCT OF BUSINESS. Each of the Sellers shall use its best efforts to conduct the Business in such a manner that on the Closing Date the representations and warranties contained in this Agreement shall be true, except as specifically contemplated by this Article IV, as though such representations and warranties were made on and as of such date. Furthermore, each of the Sellers shall cooperate with Purchaser and use its reasonable commercial efforts to cause all of the conditions to the obligations of Purchaser under this Agreement to be satisfied on or prior to the Closing Date.

            (c) EXCLUSIVE DEALING. Until such time, if any, as this Agreement is terminated pursuant to Article VIII, none of the Sellers shall (nor shall any Seller cause its representatives and agents directly or indirectly, through any third party or otherwise to), sell or encumber any part of the Assets, or solicit, initiate, encourage or entertain any inquiries, proposals or offers from, discuss or negotiate with, provide any non-public information to or consider the merits of any inquiries or proposals from any person (other than Purchaser) relating to any transaction involving the sale of the Business or Assets, in whole or in part (other than sales of inventory in the ordinary course of business), or any of the capital stock of the Sellers, or any merger, consolidation, business combination or similar transaction involving any of the Sellers.

            (d) ACCESS. Each of the Sellers shall give to Purchaser's officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the premises, properties, assets, records, Contracts and other documents relating to the Business and the Assets and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Business and the Assets as Purchaser shall desire to make, provided that such investigation shall be at Purchaser's sole cost and expense and shall not unreasonably interfere with the Sellers' business operations. Furthermore, each Seller shall furnish to Purchaser all such documents and copies of documents and Records and information with respect to the Business and the Assets and copies of any internal financial records relating thereto as Purchaser shall from time to time reasonably request and shall permit Purchaser and its agents to make such physical inventories and inspections of the Assets as Purchaser may reasonably request from time to time.

            (e) PRESS RELEASE. Except for such press release and discussions with employees and customers as mutually agreed to by the Sellers and Purchaser and except as required by applicable law, the Sellers shall not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Purchaser, which approval shall not be unreasonably withheld.

            (f) ACTIONS OF DIRECTORS AND SHAREHOLDERS. Each of the Sellers shall promptly and diligently take all action necessary in accordance with law and its Articles of Incorporation, Bylaws and other organizational documents to approve this Agreement and to consummate the transactions contemplated hereby.

            (g) EMPLOYEE MATTERS. Each of the Sellers shall give its employees all notices required by law, including but not limited to notices of their rights under the Comprehensive Omnibus Budget Reconciliation Act of 1986. Each of the Sellers shall terminate all of such Seller's Employee Benefit Plans, as listed on SCHEDULE 3.1(U), as of the Closing.

            (h) ACTIONS OF SELLERS AND SELLER SHAREHOLDERS. None of the Sellers or the Seller Shareholders will intentionally take any action which would result in a breach of any of its representations and warranties.

            (i) REQUIRED APPROVALS; HSR. As promptly as practicable after the Effective Date, the Sellers and the Seller Shareholders will make all filings required to be made by them in order to consummate the transactions contemplated by this Agreement, including any filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and will use reasonable commercial efforts to cause the early termination of any applicable waiting period under the HSR Act.

      4.2 AGREEMENTS OF PURCHASER PENDING THE CLOSING. Purchaser and DPS covenant and agree that, pending the Closing and except as otherwise agreed to in writing by the Sellers, they shall take the following actions:

            (a) PRESS RELEASE. Except for such press release and discussions with employees and customers as mutually agreed to by the Sellers and Purchaser and except as required by applicable law, Purchaser will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Seller, which approval shall not be unreasonably withheld.

            (b) ACTIONS OF DPS AND PURCHASER. Each of DPS and Purchaser shall promptly and diligently take all action necessary in accordance with law and its Articles of Incorporation, Bylaws, Limited Partnership Agreement, or other organizational documents, as the case may be, to approve this Agreement and to consummate the transactions contemplated hereby.

            (c) ACTIONS OF PURCHASER AND DPS. Neither Purchaser nor DPS will intentionally take any action which would result in a breach of any of its representations and warranties hereunder.

            (d) REQUIRED APPROVALS; HSR. As promptly as practicable after the Effective Date, Purchaser and DPS will make all filings required to be made by them in order to consummate the transactions contemplated by this Agreement, including any filings required by the HSR Act and will use reasonable commercial efforts to cause the early termination of any applicable waiting period under the HSR Act.

                ARTICLE V - CONDITIONS PRECEDENT TO THE CLOSING

      5.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER AND DPS. All obligations of Purchaser and DPS under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

            (a) REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING DATE. The representations and warranties of the Sellers and the Seller Shareholders contained in this Agreement or in any Schedule, certificate or document delivered by the Sellers to Purchaser pursuant to the provisions hereof shall have been true on the date hereof and shall be true on the Closing Date as though such representations and warranties were made as of such date.

            (b) COMPLIANCE WITH THIS AGREEMENT. Each of the Sellers shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it prior to or at the Closing.

            (c) NO THREATENED OR PENDING LITIGATION. Except as otherwise provided on SCHEDULE 5.1(C), on the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

            (d) CONSENTS AND APPROVALS. The Sellers and the Seller Shareholders shall have obtained all third party consents required for the assignment or transfer of the Assets from the Sellers to Purchaser which are material to the continued operations of the Business after the Closing, all of which are listed on SCHEDULE 5.1(D).

            (e) MATERIAL ADVERSE CHANGES. Neither the Assets nor the Business in the aggregate shall have been or shall be threatened to be materially adversely affected in any way as a result of any event or occurrence other than such conditions as may affect the well servicing industry as a whole.

            (f) CLOSING CERTIFICATE. Purchaser shall have received certificates from the Sellers, dated the Closing Date, certifying in such detail as Purchaser may reasonably request that the conditions specified in Sections 5.1(a) through 5.1(e) have been fulfilled.

            (g) APPROVAL OF COUNSEL; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Jenkens & Gilchrist, A Professional Corporation, counsel for Purchaser, in the exercise of its reasonable judgment. The Sellers also shall have delivered to Purchaser such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

            (h) PHYSICAL INVENTORY. Purchaser shall be entitled to conduct an inventory of the Assets immediately prior to Closing to determine, among other matters, whether a Purchase Price adjustment will be required.

            (i) EMPLOYMENT CONTRACTS. The Selling Shareholders shall have executed and delivered to Purchaser the Employment, Non-Competition and Arbitration Agreements.

            (j) HART-SCOTT-RODINO APPROVAL. The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or terminated or the transaction shall have been approved thereunder.

            (k) EBITDA. Purchaser's auditors shall have confirmed that Sellers' EBITDA for the 12-month period beginning June 1, 1997 through May 31, 1998 is not less than $9,400,000 determined on a basis consistent with that certain report dated July 24, 1998 prepared by Simmons & Co. for Purchaser attached as
SCHEDULE 5.1(K) and that Sellers' EBITDA for each of the months of June 1998 and July 1998 is not less than $800,000 for each such month.

      5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS AND THE SELLER SHAREHOLDERS. All obligations of the Sellers and the Seller Shareholders under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

            (a) REPRESENTATIONS AND WARRANTIES TRUE AS OF THE CLOSING DATE. The representations and warranties of Purchaser and DPS contained in this Agreement or in any list, certificate or document delivered by Purchaser or DPS to the Sellers pursuant to the provisions of this Agreement shall be true on the Closing Date as though such representations and warranties were made as of such date.

            (b) COMPLIANCE WITH THIS AGREEMENT. Purchaser and DPS shall have performed and complied with all obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

            (c) NO THREATENED OR PENDING LITIGATION. Except as otherwise provided on SCHEDULE 5.1(C), on the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigations that might result in any such suit, action or proceeding shall be pending or threatened.

            (d) CLOSING CERTIFICATES. The Sellers shall have received a certificate from Purchaser and DPS, dated the Closing Date, certifying in such detail as the Sellers may reasonably request that the conditions specified in Sections 5.2(a) through 5.2(c) have been fulfilled.

            (e) CONSENT OF SHAREHOLDERS. If required, the requisite percentage of each of the Seller's shareholders shall have approved the consummation of the transactions contemplated in accordance with the requirements of applicable law.

            (f) APPROVAL OF COUNSEL; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Baker & Botts, L.L.P., counsel for the Sellers, in the exercise of its reasonable judgment. Purchaser and DPS also shall have delivered to the Sellers such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

            (g) EMPLOYMENT CONTRACTS. Purchaser shall have executed and delivered to the Selling Shareholders, the Employment, Non-Competition and Arbitration Agreements, and DPS shall have executed and delivered to the Sellers the Registration Rights Agreement.

            (h) HART-SCOTT-RODINO APPROVAL. The waiting period (including any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or terminated or the transaction shall have been approved thereunder.


                         ARTICLE VI - INDEMNIFICATION


                     THE FOLLOWING SECTIONS ARE IMPORTANT
                         AND SHOULD BE READ CAREFULLY.

      6.1   DEFINITIONS.

            (a) "GOVERNMENTAL ENTITY" shall mean any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government or authority or instrumentality or any entity or person exercising, executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            (b) "INDEMNITEE" shall mean the person or persons indemnified, or entitled or claiming to be entitled to be indemnified, pursuant to the provisions of Article VI.

            (c) "INDEMNITOR" shall mean the person or persons having the obligation to indemnify pursuant to the provisions of Article VI.

      6.2 INDEMNIFICATION BY THE SELLERS AND THE SELLER SHAREHOLDERS. Except as otherwise limited by this Article VI, (and subject to the limitations set forth in Section 3.1 regarding the several, as opposed to joint, liability of the Seller Shareholders for representations and warranties made regarding the Seller Shareholders), the Sellers and the Seller Shareholders, jointly and severally, agree to indemnify, defend and hold harmless DPS, Purchaser and each of their officers, directors, employees, agents, shareholders and controlling persons, and their respective successors and assigns (the "PURCHASER INDEMNIFIED PARTIES"), separate consideration for which is hereby acknowledged, of, from and against and in respect of any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of Remediation, costs and expenses incurred in connection with investigating and defending any claims or causes of action including attorneys' fees and expenses and all fees and expenses of consultants and other professionals) ("DAMAGES") actually suffered, incurred or realized by the Purchaser Indemnified Parties (collectively, "PURCHASER LOSSES") arising out of or resulting from or relating to any of the following:

            (a) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by the Sellers or the Seller Shareholders in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to Purchaser pursuant to this Agreement, including the Schedules;

            (b) any liability other than the Assumed Liabilities relating to the Assets or the Business, whether known or unknown, now existing or hereafter arising, contingent or liquidated, including without limitation, any Tax liabilities of the Sellers prior to the Closing;

            (c) any products manufactured, sold or distributed or services provided by or on behalf of the Sellers on or prior to the Closing or with respect to any claims made pursuant to warranties to third persons in connection with products manufactured, sold or distributed or services provided by or on behalf of the Sellers on or prior to the Closing;

            (d) any Environmental Losses in connection with, relating to, or arising from acts or omissions of any of the Sellers or Seller Shareholders or conditions in existence on or prior to the Closing which relate to the Assets or the operations of the Business; and

            (e) any claims arising from, in connection with, or relating to, any breach of this Agreement by any of the Sellers or Seller Shareholders.

      6.3 INDEMNIFICATION BY PURCHASER AND DPS. Except as otherwise limited by this Article VI, Purchaser and DPS, jointly and severally, agree to indemnify, defend and hold each of the Sellers and the Seller Shareholders and each of their officers, directors, employees, agents, shareholders and controlling persons and their successors and assigns (the "SELLER INDEMNIFIED PARTIES") harmless, separate consideration for which is hereby acknowledged, of, from and against and in respect of Damages actually suffered, incurred or realized by the Seller Indemnified Parties (collectively, "SELLER LOSSES") arising out of or resulting from any of the following:

            (a) any misrepresentation, breach of warranty or breach of any covenant or agreement made or undertaken by Purchaser or DPS in this Agreement or any misrepresentation in or omission from any other agreement, certificate, exhibit or writing delivered to the Sellers pursuant to this Agreement;

            (b) (i) any Assumed Liability and (ii) any other liability relating to the Assets or the Business that arises out of the operation of the Business by Purchaser or DPS after the Closing, whether contingent or liquidated, including without limitation, any Tax liabilities of Purchaser or DPS pertaining to the Assets or the Business arising subsequent to the Closing;

            (c) any products manufactured, sold or distributed or services provided by or on behalf of Purchaser after the Closing or with respect to any claims made pursuant to warranties to third persons in connection with products manufactured, sold or distributed or services provided by or on behalf of Purchaser after the Closing;

            (d) any Environmental Losses in connection with, relating to, or arising from acts or omissions of Purchaser or DPS subsequent to the Closing which relate to the Assets or the operations of the Business; and

            (e) any claims arising from, in connection with, or relating to, any breach of this Agreement by Purchaser or DPS.

      6.4 PROCEDURE. All claims for indemnification pursuant to Article VI of this Agreement shall be asserted and resolved as follows:

            (a) An Indemnitee promptly shall give the Indemnitor notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Damages, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of an Indemnitee to indemnification except to the extent such failure shall have resulted in liability to the Indemnitor that actually could have been avoided had such notice been provided.

            (b) The obligations and liabilities of an Indemnitor with respect to Damages arising from claims of any third party that are subject to the indemnification provided for in this Article VI ("THIRD PARTY CLAIMS") shall be governed by and contingent upon the following additional terms and conditions. If an Indemnitee receives notice of any Third Party Claim, the Indemnitee shall give the Indemnitor written notice of such Third Party Claim and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor's expense and through counsel of the Indemnitor's choice reasonably acceptable to the Indemnitee. If the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability, shall cooperate with the Indemnitor in such defense and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as reasonably required by the Indemnitor. If the Indemnitor does not elect to conduct the defense against any such Third Party Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the written consent of the Indemnitee.

      6.5 SURVIVAL; LIMITATIONS ON AMOUNT. All of the representations and warranties of the parties contained in this Agreement shall survive until the fifth anniversary of the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing except as disclosed on the Schedules). No party who is a Purchaser Indemnified Party shall make a claim for indemnification with respect to a claim based upon a breach of a representation or warranty until the aggregate amount of the Purchaser Losses attributable to claims for breach of representations or warranties is at least $50,000, at which time, all such amounts may be claimed. No party who is Seller Indemnified Party shall make a claim for indemnification with respect to a claim based upon a breach of a representation or warranty until the aggregate amount of the Seller Losses attributable to claims for breach of representations or warranties is at least $50,000 at which time, all such amounts may be claimed. However, neither the Sellers and the Seller Shareholders on the one hand, nor Purchaser or DPS on the other hand, shall be required to pay in the aggregate more than $25,000,000 to satisfy claims made pursuant to this Article 6 for claims based upon breaches of the representations and warranties.

      6.6 PAYMENT; FAILURE TO PAY INDEMNIFICATION. Payment of any amount due pursuant to this Article VI shall be made by the Indemnitor within 30 business days after notice is sent by the Indemnitee. If and to the extent an Indemnitee makes written demand upon an Indemnitor for indemnification pursuant to this
Article VI and the Indemnitor refuses or fails to pay in full within 30 business days of such written demand, then the Indemnitee after arbitration of the matter may use any legal or equitable remedy to collect from the Indemnitor the amount of its Damages. Nothing contained herein is intended to limit or constrain an Indemnitee's rights against an Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

      6.7 EXPRESS NEGLIGENCE. THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS' EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

      6.8 OTHER RIGHTS AND REMEDIES NOT AFFECTED. The indemnification rights of the parties under this Agreement are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.


                      ARTICLE VII - POST CLOSING MATTERS

      7.1 ARBITRATION.

            (a) NEGOTIATION PERIOD. All disputes arising under this Agreement (other than a suit for injunctive relief) or arising with respect to any transaction contemplated hereby will be subject to binding arbitration in accordance with this Section 7.1 If such a dispute exists, the parties shall attempt for a thirty-day period (the "NEGOTIATION PERIOD") from the date any party gives any one or more of the other parties notice (the "DISPUTE NOTICE") pursuant to this Section, to negotiate in good faith, a resolution of the dispute. The Dispute Notice shall set forth with specificity the basis of the dispute and shall be delivered to each party to this Agreement to whom the dispute relates. During the Negotiation Period, representatives of each party involved in the dispute who have authority to settle the dispute shall meet at mutually convenient times and places and use their best efforts to resolve the dispute.

            (b) COMMENCEMENT OF ARBITRATION. If a resolution is not reached by the parties prior to the end of the Negotiation Period, the parties agree to submit to binding arbitration in San Antonio, Texas with an arbitrator or arbitrators experienced in the arbitration of complex commercial disputes.

            (c) CONSOLIDATION OF HEARINGS. If more than one party delivers a Dispute Notice to one or more other parties pursuant to this Section 7.1, the arbitrators selected with respect to each such Dispute Notice may elect, in their sole discretion, to combine the matters set forth in one or more, but not necessarily all, of the Dispute Notices into one or more hearings, in which case, the arbitrators shall adjust the time deadlines set forth herein as they determine appropriate, and shall decide which one of them will hear the evidence and render a final determination with respect to each hearing.

            (d) CONCLUSION OF ARBITRATION. The arbitrator shall make the final decision as to the parties' respective rights and obligations. The arbitrator may determine that a party is entitled to damages hereunder from one or more other parties, and the manner in which such damages shall be assessed against the other parties. However, the arbitrator may not award emotional distress or punitive damages.

            (e) EXPENSES OF ARBITRATORS. The expenses of the arbitrator(s) shall be shared equally by the parties to the arbitration.

      7.2 DISCHARGE OF BUSINESS OBLIGATIONS. Following the Closing Date, the Sellers shall pay and discharge, in accordance with past practice but not more than 30 days within receipt of an invoice, all obligations and liabilities incurred prior to the Closing Date relating to the Business and the Assets (except for those expressly assumed by Purchaser hereunder and except to the extent prorated pursuant to Section 1.5), including without limitation any liabilities or obligations to employees, trade creditors and clients of the Business. The Sellers, Seller Shareholders, Purchaser and DPS shall each use commercially reasonable efforts following the Closing to ensure a smooth transition of the Business to Purchaser.

      7.3 MAINTENANCE OF BOOKS AND RECORDS. The Sellers and Purchaser shall each preserve all records possessed by such party relating to the Business or Assets prior to the Closing Date for a period of at least six years following the fiscal year to which the records relate. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties and their representatives with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers, employees and other duly appointed representatives of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the Assets or Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (x) as required by law, (y) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (z) where such information becomes available to the public generally, or becomes generally known to competitors of such party through sources other than the requesting party, its Affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy the records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

      7.4 PAYMENTS RECEIVED. The Sellers and Purchaser after the Closing shall hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any insurance proceeds, and will account to the other for all such receipts. Following the Closing, Purchaser shall have the right and authority to endorse without recourse the name of the Sellers on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Assets transferred to Purchaser hereunder, for the sole purpose of depositing such items into accounts over which the Sellers have signatory authority.

      7.5 INQUIRIES. Following the Closing Date, the Sellers will promptly refer all inquiries with respect to ownership of the Assets or the Business to Purchaser. The Sellers will execute such documents and financing statements as Purchaser may reasonably request from time to time to evidence the transfer of the Assets to Purchaser, including any necessary assignments of financing statements. In addition, the Sellers shall take all reasonable steps necessary to convey to Purchaser any Assets used in the normal course of the Business which are not listed in the Schedules set forth in Section 1.1(a) of this Agreement.

      7.6 COVENANT NOT TO COMPETE. In exchange for the payment by Purchaser to the Seller Shareholders of Two Million Dollars ($2,000,000) in immediately available funds (the "NON- COMPETITION PAYMENT") in accordance with SCHEDULE 7.6, and as part of the transactions described in this Agreement, the Sellers and the Seller Shareholders each separately agree, for a period of five years after the Closing Date, not to, directly or indirectly, own, manage, operate, join or control, or participate in ownership, management, operation or control of, any business whether in corporate, proprietorship or partnership form or otherwise as more than a one percent owner in such business where such business is competitive with the Business and is within a 300-mile radius of the Sellers' facilities used in the Business or in the operation of the Assets as of the Closing Date. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. The Seller and the Seller Shareholders acknowledge that this covenant not to compete is being provided as an inducement to Purchaser to acquire the Business and the Assets and that this Section 7.6 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Purchaser in the Business. Whenever possible, each provision of this Section 7.6 shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Section
7.6 is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 7.6. If any provision of this Section 7.6 is, for any reason, judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 7.6 but shall be confined in its operation to the provision of this Section 7.6 directly involved in the controversy in which such judgment has been rendered. If the provisions of this
Section 7.6 are ever deemed to exceed the time or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable law.

      7.7 TRANSITION PERIOD. During the six-month period following the Closing (the "TRANSITION PERIOD"), the parties shall operate the Business in the following manner:

            (a) COLLECTIONS. Purchaser's employees shall issue invoices for work in process as of the Closing Date for both the portion of the work completed by the Sellers prior to the Closing and the portion of the work completed by Purchaser thereafter.

            (b) ACCOUNTING. Purchaser's employees will assist Seller as reasonably necessary to close out the Sellers' books and records relating to the Business.

            (c) LICENSES AND PERMITS. The Sellers will continue to cooperate with Purchaser in connection with Purchaser's applications for the transfer, renewal or issuance of any permits, licenses, approvals or other Authorizations and as required to satisfy any regulatory requirements arising as a result of the sale of the Business pursuant to this Agreement, provided that all out-of-pocket expenses incurred in connection therewith shall be paid by Purchaser.

      7.8 ACCOUNTING RECORDS. For a five year period following the Closing, each of the Sellers will use commercially reasonable efforts to take all action necessary or appropriate to allow Purchaser to obtain access to audit work papers of the Sellers' accountants for the immediately preceding five years, if Purchaser requests such access in connection with the audit by Purchaser of the Business for periods preceding the Closing.

      7.9 NONDISCLOSURE OF PROPRIETARY INFORMATION. The Sellers and the Seller Shareholders agree that, from and after the Closing Date, they and all of their Affiliates shall hold in confidence and will not directly or indirectly at any time reveal, report, publish, disclose or transfer to any person other than Purchaser any proprietary information relating to the Business or the Assets (the "PROPRIETARY INFORMATION") that is not generally known to the public or use any Proprietary Information for any purpose. The Sellers and the Seller Shareholders acknowledge that all documents and objects containing or reflecting any Proprietary Information whether developed by any of the

Sellers or by a third party for any of the Sellers, will after the Closing Date become the exclusive property of Purchaser and be delivered to Purchaser.

      7.10 CONTACT WITH FORMER EMPLOYEES. The Sellers and the Seller Shareholders agree that for a period of five years following the Closing Date, they will not solicit for employment, directly or indirectly, any of Purchaser's employees, or employees of Purchaser's Affiliates or related companies, or any person who has been so employed within one year prior to such solicitation.


                          ARTICLE VIII - TERMINATION

      8.1 EVENTS OF TERMINATION. The obligation to close the transactions contemplated by this Agreement may be terminated as follows:

            (a)   by mutual agreement of Purchaser and Sellers;

            (b) by Purchaser, if a material default is made by the Sellers or the Seller Shareholders in the observance or in the due and timely performance by the Sellers or the Seller Shareholders of any agreements and covenants of the Sellers or the Seller Shareholders herein contained, or if there has been a breach by the Sellers or the Seller Shareholders of any of the warranties and representations of the Sellers or the Seller Shareholders herein contained, and such default or breach has not been cured or waived within 20 days of written notice thereof;

            (c) by the Sellers, if a material default is made by Purchaser or DPS in the observance or in the due and timely performance by Purchaser or DPS of any agreements and covenants of Purchaser or DPS herein contained, or if there has been a breach by Purchaser or DPS of any of the warranties and representations of Purchaser or DPS herein contained, and such default or breach has not been cured or has not been waived within 20 days of written notice thereof;

            (d) by Purchaser or the Sellers (provided the terminating party has not materially breached any of its agreements, covenants or representations and warranties), if the Closing has not occurred on or before October 15, 1998.

      8.2 LIABILITY UPON TERMINATION. If the obligation to consummate the transactions contemplated by this Agreement is terminated pursuant to any provision of this Article VIII, then this Agreement shall forthwith become void and there shall not be any liability or obligation with respect to this Agreement on the part of Seller or Purchaser except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements hereunder.

      8.3 NOTICE OF TERMINATION. The parties hereto may exercise their respective rights of termination under this Article VIII only by delivering written notice to that effect to the other party on or before the Closing Date, specifically describing the factual basis and provisions of this Agreement relied upon for such termination.

                          ARTICLE IX - MISCELLANEOUS

      9.1 FINDERS' FEES. Neither the Sellers nor the Seller Shareholders have engaged any person to act on their behalf in connection with the transactions contemplated by this Agreement who would have any claim against Purchaser or DPS or any of their respective Affiliates for brokerage or finders' fees or agent commissions or similar payments.

      9.2 EXPENSES. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

      9.3 ASSIGNMENT AND BINDING EFFECT. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other party; provided, however, Purchaser and DPS may assign their rights but not their obligations hereunder to any other entity that is controlling, controlled by or under common control with Purchaser or DPS. Purchaser shall give Sellers prompt written notice of any such assignment. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Sellers, the Seller Shareholders, Purchaser and DPS.

      9.4 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram, facsimile, first class mail, postage prepaid, or overnight courier as follows:

      If to Purchaser or DPS, to:         With a copy to:

      Dawson Production Partners, L.P.    Jenkens & Gilchrist,
      112 E. Pecan Street, Suite 1000     A Professional Corporation
      San Antonio, Texas  78205           600 Congress Avenue, Suite 2200
      ATTN:  Michael E. Little            Austin, Texas  78701
      Facsimile Number:  (210) 354-1041   ATTN:  J. Rowland Cook
                                          Facsimile Number:  (512) 404-3520

      If to the Sellers or
      the Seller Shareholders, to:            With a copy to:

      Mr. Roger Hellums                       Baker & Botts, L.L.P.
      P.O. Drawer 330                         One Shell Plaza
      Freer, Texas 78357                      910 Louisiana Street
                                              Houston, Texas 77002
                                              ATTN: L. Proctor Thomas, III
                                              Facsimile Number:  (713) 229-1522
or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or faxed or five business days after the date so mailed, or on the day after the date delivered to Federal Express or another similar courier marked for next day delivery if delivered within the continental United States, and, if delivered overseas, two business days after the date so delivered to DHL, Federal Express or another similar overseas delivery service.

      9.5 GOVERNING LAW. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Texas (without regard to the choice or conflicts of law provisions of Texas law).

      9.6 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VI hereof, certain other indemnified parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

      9.7 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof. All Exhibits and Schedules referred to herein are incorporated herein in full and are specifically made a part of this Agreement.

      9.8 HEADINGS. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

      9.9 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided if any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the effective period of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

      9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when all counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement as to a party to produce or account for any of the other counterparts signed by another party not joined in the action.

      9.11 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and Regulations promulgated thereunder, unless the context requires otherwise. The word "INCLUDING" shall mean including without limitation. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "PERSON" herein shall include an individual, firm, corporation, partnership, trust, Governmental Entity, association, unincorporated organization and any other entity. Any references to a Section, Article, Schedule or Exhibit are to sections, articles, schedule and exhibits to this Agreement, unless otherwise specifically stated.

      9.12 WAIVER. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      9.13 SPECIFIC PERFORMANCE. The Sellers and the Seller Shareholders acknowledge and agree that Purchaser and DPS would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Sellers agree that Purchaser and DPS shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section __), in addition to any other remedy to which they may be entitled, at law or in equity.

      9.14 SUBMISSION TO JURISDICTION. Each of the parties submits to the jurisdiction of any state or federal court sitting in San Antonio, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims or proceedings will be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

      9.15 GOOD FAITH. The parties agree to act in good faith in the performance and enforcement of this Agreement.

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
      9.16 ATTORNEYS' FEES. If any arbitration or action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party; provided, however, that no party shall be a prevailing party unless such party has recovered more or paid less as a result of arbitration or a final order resulting from judicial proceedings than the amount offered in writing by an opposing party to settle the dispute.

      9.17 APPOINTMENT OF SELLER SHAREHOLDERS' REPRESENTATIVE. Each of the Seller Shareholders hereby constitutes and appoints Roger D. Hellums as such Seller Shareholder's duly authorized representative and attorney-in-fact (the "REPRESENTATIVE") for all purposes of this Agreement, the Escrow Agreement, the Registration Rights Agreement and all actions to be taken hereunder and thereunder, having the power and authority, without limitation, (i) to execute and deliver, for and on behalf of such Seller Shareholder, the Escrow Agreement, the Registration Rights Agreement and any other documents, certificates or instruments required to be executed in connection with the transactions contemplated by this Agreement; (ii) to act for and on behalf of such Seller Shareholder with respect to any dispute arising under this Agreement, the Escrow Agreement or the Registration Rights Agreement; (iii) to exercise any investment authority conferred upon any of the Seller Shareholders individually or as a group by the Escrow Agreement; and (iv) to execute and deliver, for and on behalf of such Seller Shareholder, all certificates, confirmations and other documents as shall be necessary and appropriate to consummate the transactions provided for in this Agreement and to fulfill any and all of such Seller Shareholder obligations hereunder. Such power and authority of the Representative shall be irrevocable. Each Seller Shareholder expressly acknowledges and agrees that the Representative shall have no liability to such Seller Shareholder for error in judgment or acts or omissions in connection herewith, whether or not disclosed and whether or not due to his negligence, unless caused by his willful misconduct.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

                                  * * * * * *

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
                                    PURCHASER:

                                    DAWSON PRODUCTION PARTNERS, L.P.

                                    By: Dawson Production Management, Inc.
                                        its General Partner


                                        By: /s/ P. MARK STARK
                                            P. Mark Stark, Vice President


                                    DPS:

                                    DAWSON PRODUCTION SERVICES, INC.



                                    By: /s/ P. MARK STARK
                                        P. Mark Stark, Chief Financial Officer


                                    SELLERS:

                                    HELLUMS SERVICES II, INC.



                                    By: /s/ ROGER D. HELLUMS
                                        Roger D. Hellums, President



                                    SUPERIOR COMPLETION SERVICES, INC.



                                    By: /s/ CHARLES C. FORBES
                                        Charles C. Forbes, President

                                    SOUTH TEXAS DISPOSAL, INC.


                                    By: /s/ ROGER D. HELLUMS
                                        Roger D. Hellums, President



                                    ELSIK, II, INC.



                                    By: /s/ ROGER D. HELLUMS
                                        Roger D. Hellums, President


                                    SELLER SHAREHOLDERS:


                                    /s/ ROGER D. HELLUMS
                                    Roger D. Hellums


                                    /s/ CHARLES C. FORBES, JR.
                                    Charles C. Forbes, Jr.


                                    /s/ ROBERT W. RADLE, JR.
                                    Robert W. Radle, Jr.


                                    /s/RONALD D. BRIEDEN
                                    Ronald D. Brieden


                                    /s/ JOHN E. CRISP
                                    John E. Crisp


                                    /s/ CHARLES TALLEY
                                    Charles Talley


                                    /s/ JAMES J. ACKER
                                    James J. Acker

SCHEDULES

Schedule 1.1(a)(i)      Assigned Contracts
Schedule 1.1(a)(ii)     Equipment Leases
Schedule 1.1(a)(iii)    Operating Assets
Schedule 1.1(a)(iv)     Vehicles
Schedule 1.1(a)(v)      Equipment
Schedule 1.1(a)(vii)    Personal Property
Schedule 1.1(a)(viii)   Permits
Schedule 1.1(b)         Excluded Assets
Schedule 1.3(a)         Purchase Price
Schedule 1.3(b)         Seller Tax Basis and Fair Market Value of Assets
Schedule 1.4(a)         Assumed Liabilities
Schedule 3.1(a)         Corporate Jurisdiction
Schedule 3.1(c)         Validity of Contemplated Transactions
Schedule 3.1(e)         Financial Statements
Schedule 3.1(h)         Existing Condition
Schedule 3.1(i)         Permitted Liens
Schedule 3.1(j)         Compliance with Laws; Authorizations
Schedule 3.1(l)         Litigation
Schedule 3.1(n)         Contracts and Commitments
Schedule 3.1(o)         Environmental Matters
Schedule 3.1(q)         Assets
Schedule 3.1(t)         Employee Benefit Plans
Schedule 3.1(u)         Personnel
Schedule 3.1(x)         Warranty
Schedule 5.1(c)         No Threatened or Pending Litigation
Schedule 5.1(f)         Consents and Approvals
Schedule 7.6            Covenant Not to Compete
Schedule 9.1            Finders' Fees


EXHIBITS:

Exhibit A   Escrow Agreement
Exhibit B   Registration Rights Agreement
Exhibit C   Employment Agreement, Non-Competition Agreement and Mutual
            Agreement to Arbitrate Claims

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